DEAN HELLER
Secretary of State
202 North Carson St.	Entity Number E0449732006-8
Carson City, NV 89701-4299	Document Number 20060805378-59
(775) 684-5708	File Date and Time 12/15/2006 11:00:48AM
Website: secretaryofstate.biz

Certificate of Amendment
(PURSUANT TO NRS 78.385 and 78.390)

Certificate of Amendment to Articles of Incorporation
For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1.           Name of Corporation:  INTERSTATE ACQUISITIONS, INC.

2.           The articles have been amended as follows (provide article numbers, if available):

Article 1 is amended to read as follows:

“1. Name of Corporation:  The name of the Corporation shall be PRO-TECT, INC.”

3.           The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: 2,000,000 shares FOR (63%)

4.           Effective date of filing (optional):

5.           Officer Signature (required):                                                                                                  /s/ Geoff Williams

* If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT:  Failure to include any of the above information and remit the proper fees may cause this filing to be rejected.